Exhibit (a)(1)(E)

Confirmation Email

To: Eligible Employee

From: info@mail.infiniteequity.com

Subject: Confirmation of Election to Participate in Offer to Exchange

We strongly encourage you to print this email and keep it for your records.

REGENXBIO OPTION EXCHANGE PROGRAM

REGENXBIO Inc. ("REGENXBIO") has received your election via the offer website, by which you elected to accept or reject REGENXBIO's offer to exchange eligible options for replacement options with respect to some or all of your outstanding eligible option grants, subject to the terms and conditions of the offer.

Your election has been recorded as follows:

Name:
Employee ID:
Date and Time:

Pre-Exchange								Post-Exchange
Grant Number	Grant Date	Expiration Date	Option Type	Exercise Price	Shares Subject to Option[1]	Exercisable Shares Subject to Option	Unvested Shares Subject to Option	Exchange Ratio[2]	Replacement Options[3]	Election

1This column displays the number of shares of REGENXBIO's common stock subject to the stock option grant as of July 1, 2026 (assuming no exercise or early termination occurs, through July 1, 2026).

2The number of replacement options received in the exchange will vary based on the exercise price of the options you are exchanging.

3100% of replacement options received in exchange for vested eligible options shall expire 8 years from the date of grant and shall vest over a two-year period following the date of grant, with 50% vesting one year after the date of grant and the remaining 50% vesting two years after the date of grant. Replacement options will have an exercise price equal to closing price of our common stock on the date of grant, which is anticipated to be July 2, 2026. All replacement options will be granted as Non-Qualified (NQ) option types.

In all events, vesting is subject to continued service with REGENXBIO through the applicable vesting date.

Please refer to the Option Exchange documents, including Section 7 of the Offer to Exchange Eligible Options for Replacement Options, for additional terms that may apply to the replacement options.

If you change your mind regarding your election, you may change your election to accept or reject the offer with respect to some or all of your eligible option grants by submitting a new, properly completed election. The new election must be delivered via REGENXBIO's offer website no later than the offer expiration date, currently expected to be 11:59PM ET, on July 1, 2026.

Only elections that are properly completed, signed, dated and actually received by REGENXBIO via the offer website before the offer expires will be accepted. Elections submitted by any other means, including email, facsimile, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to the REGENXBIO equity team by email at optionexchange@regenxbio.com.

Please note that our receipt of your election is not by itself an acceptance of the eligible options for exchange. For the purposes of the offer, REGENXBIO will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when REGENXBIO gives oral or written notice to the option holders generally of its acceptance for exchange of such eligible options, which notice may be made by press release, email or other method of communication. REGENXBIO’s formal acceptance of the properly tendered eligible options is expected to take place shortly after the expiration of the offer.

This notice does not constitute the Offer to Exchange Eligible Options for Replacement Options (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the launch email, dated June 3, 2026, announcing the offer; and (3) the election terms and conditions, together with the associated instructions. You may access these documents through REGENXBIO’s EDGAR filings on the U.S. Securities and Exchange Commission’s website at www.sec.gov, on REGENXBIO’s offer website at www.myoptionexchange.com, or by contacting the REGENXBIO equity team at optionexchange@regenxbio.com.

We strongly encourage you to print this email and keep it for your records.

If the above is not your intent, you may log back into the option exchange website (www.myoptionexchange.com) to change your election on or before July 1, 2026 at 11:59PM ET.

If you have questions about the Option Exchange or this confirmation notice, please contact optionexchange@regenxbio.com.

[ Change Elections ]

Please do NOT reply to this email. This mailbox is not monitored and you will not receive a response.

Participation in the Option Exchange is entirely voluntary. and its Board of Directors are not making a recommendation regarding whether you should participate. The decision to participate or not participate is solely yours. You are encouraged to consult your personal financial, legal, and/or tax advisors before making any decision regarding the Option Exchange. The Option Exchange is being conducted pursuant to the terms and conditions described in REGENXBIO’s Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Exchange Eligible Options for Replacement Options, filed with the Securities and Exchange Commission. These materials are available free of charge at www.sec.gov and on REGENXBIO’s Option Exchange website at www.myoptionexchange.com, or by contacting optionexchange@regenxbio.com. Please review these materials carefully, as they contain important information about the Option Exchange, including associated risks.